Exhibit 10.5

Koninklijke DSM N.V.

c/o DSM Pharmaceutical Products, Inc.

45 Waterview Boulevard

Parsippany, New Jersey 07054

November 18, 2013

Patheon Inc.

2100 Syntex Court

Mississauga, Ontario

L5N 7K9

Attention: Derek Watchorn, Chairman of the Independent Committee

Reference is hereby made to the arrangement agreement, dated as of the date hereof (the “Arrangement Agreement”), between Patheon Inc. (the “Company”), a corporation existing under the laws of Canada, and JLL/Delta Patheon Holdings, L.P. (the “Purchaser”), an exempt limited partnership organized under the laws of the Cayman Islands. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.	Guarantee

For value received, and to induce the Company to enter into the Arrangement Agreement, Koninklijke DSM N.V. (the “Guarantor”), hereby absolutely, unconditionally and irrevocably guarantees to the Company, as solidary co-debtor with the Purchaser and as primary obligor and not merely as surety, but only up to the DSM Cap (as defined below), the due and punctual payment when due or required of the Guarantor’s Pro Rata Portion (as defined below) of the monetary obligations of the Purchaser solely (a) under Section 8.2(4) [Purchaser Fee] of the Arrangement Agreement and (b) if (I) the Arrangement Agreement is terminated prior to the Effective Time in accordance with the provisions of Section 7.2(1)(a), 7.2(1)(b)(ii) or 7.2(1)(b)(iii) of the Arrangement Agreement, then (II) under Section 2.4(6) [Indemnification for Purchaser Misrepresentation in Circular], Section 2.8(1) [Amendment to Plan of Arrangement], Section 4.6(2) [Financing] and Section 4.10(5) [Expense Reimbursement and Indemnification for Pre-Acquisition Reorganization] of the Arrangement Agreement (such guaranteed obligations being collectively referred to herein as the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability hereunder exceed (i) (U.S.)$24.135 million or (ii) solely in circumstances where the Purchaser Fee is payable as a result of the condition in Section 6.2(3)(v) of the Arrangement Agreement not having been satisfied or waived by the Purchaser, (U.S.) $12.041 million (such amount, as applicable, the “DSM Cap”).

The foregoing guarantee of payment of the Guarantor’s Pro Rata Portion of the Obligations (the “Guarantee”) is an absolute, unconditional, irrevocable and continuing guarantee up to the DSM Cap, and is in no way conditioned upon any requirement that the Company first attempt to collect the Obligations from the Purchaser or the Other Guarantor (as defined below) or resort to any security or other means of collecting payment. If the Purchaser has not made payment of any Obligations, which may be due and owing under the terms of the Arrangement Agreement, the Guarantor’s obligations hereunder (as limited by the DSM Cap) shall become immediately due and payable to the Company.

The Company hereby acknowledges and agrees that (a) concurrently with the delivery hereof the Company is entering into that certain Guarantee Agreement, dated as of the date hereof, by JLL Partners Fund VI, L.P. (the “Other Guarantor” and, together with the Guarantor, the “Guarantors”) in favor of the Company (the “Other Guarantee”), pursuant to which the Other Guarantor has, on the terms and subject to the conditions set forth therein, guaranteed payment by the Purchaser of the Other Guarantor’s Pro Rata Portion (as defined in the Other Guarantee) of the Obligations, (b) the Guarantor and the Other Guarantor have each, severally and not jointly and severally, guaranteed, on the terms and conditions of this Guarantee, the Other Guarantee (as applicable) and the Arrangement Agreement, its respective Pro Rata Portion of the Obligations, (c) the Guarantor

shall in no event be required to pay an amount greater than the DSM Cap under this Guarantee and shall have no obligation or liability to any Person relating to, arising out of or in connection with the Other Guarantee, and subject to Section 7 neither the Guarantor nor any Affiliate of the Guarantor shall have any obligation or liability to any Person relating to, in respect of, arising out of or in connection with, this Guarantee and the Obligations, other than as expressly set forth herein, and (d) the Guarantor shall only be required to pay its Pro Rata Portion of the Obligations, subject to the DSM Cap. The Guarantor’s “Pro Rata Portion” of the Obligations shall be determined by multiplying the amount of such Obligations by forty-nine percent (49%).

The failure by the Other Guarantor to satisfy, or the satisfaction by the Other Guarantor of, its obligations under the Other Guarantee shall not relieve the Guarantor of its obligations hereunder. The Company may at any time and from time to time, without notice to or further consent of either the Guarantor or the Other Guarantor, extend the time of payment of any Obligation, and may also make any agreement with the Purchaser or one or both Guarantors for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and the Purchaser, on the other hand, or any other Person without in any way impairing or affecting this Guarantee.

All payments hereunder shall be made in lawful money of the United States of America, in immediately available funds. Subject to the DSM Cap, the Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligations that are available to the Purchaser under the Arrangement Agreement).

The Guarantor hereby waives (a) promptness, diligence, notice of acceptance of this Guarantee and notice of its obligations hereunder and waives presentment, demand for payment, protest, notice of dishonour, non-performance, default or non-payment of the Obligations, notice of acceleration or intent to accelerate the Obligations and any other notice to the Guarantor, and the Company shall not be obligated to file any suit or take any action, or provide any notice to, the Purchaser, the Guarantors, or others, except as expressly provided in the Arrangement Agreement or in this Guarantee, including without limitation, in the event that the Purchaser becomes subject to a bankruptcy, reorganization or similar Proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder; and (b) all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser, a Guarantor or any other Person interested in the transactions contemplated by the Arrangement Agreement, and all suretyship defenses generally, other than defenses that are available to the Purchaser under the Arrangement Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Arrangement Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

The Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Purchaser and the Guarantor, on the one hand, and the Company, on the other, shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Without limiting the generality of the foregoing, the Guarantor agrees that the obligation of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against the Purchaser or the Other Guarantor or any other Person with respect to the Obligations or the transactions contemplated in the Arrangement Agreement; (ii) the addition, substitution or release of the Other Guarantor or any other Person; (iii) any change in the time, place or manner of payment of, or any extensions or renewals of, the Obligations; (iv) any amendments, compromises, rescissions, waivers, supplements or modifications of the Arrangement Agreement, including, for greater certainty, any schedule thereto, or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (v) the adequacy of any other means available to the Company to obtain payment of the Obligations; (vi) the existence of any claim, set-off or other right which the Guarantor, the Other Guarantor or the Purchaser may have at any time against the Purchaser, the Other Guarantor, the Company or any other Person, whether in connection with any Obligation or otherwise; (vii) any insolvency, bankruptcy, reorganization or other similar Proceeding affecting the Purchaser, a Guarantor, the Company or any other Person; (viii) any change in the existence, structure or ownership of the Purchaser, a Guarantor, the Company or any other Person; (ix) any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company; (x) any and all rights or defenses arising by reason of the Purchaser’s capacity or ability to enter into or perform its obligations under the Arrangement Agreement, or the enforceability of the Obligations or the Arrangement Agreement against the Purchaser; or (xi) any other act or omission that might in any way or to any extent vary the risk of a Guarantor or otherwise operate as a release or discharge or suretyship defense of a Guarantor, all of which actions or omissions may be done without notice to the Guarantor. Notwithstanding anything in this Guarantee to the contrary, the Company hereby agrees that (i) to the extent the Purchaser is relieved of any of its obligations under the Arrangement Agreement that are guaranteed by the Guarantor as part of the Obligations, the Guarantor shall be similarly relieved of its related Obligations under this Guarantee and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Guarantee (which in any event shall be subject to the DSM Cap) that would be available to the Purchaser under the Arrangement Agreement with respect to the Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Company hereunder or any breach by the Company of any of the terms or provisions hereof.

2.	Limitations and Exclusive Remedies

The obligation of the Guarantor hereunder is limited and shall in no way require the payment by the Guarantor of an amount in excess of the DSM Cap and the Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guarantee other than as expressly set forth herein. The Company acknowledges that, subject to Sections 4 and 5 hereof, payment in full by the Guarantor to the Company of an amount equal to the DSM Cap shall constitute satisfaction in full of the Guarantor’s liability with respect to the Obligations. Subject to Sections 4 and 5 hereof, upon payment in full of the Guarantor’s Pro Rata Portion of the Obligations owing to the Company, the Guarantor shall be subrogated to the rights of the Company against the Purchaser in respect of such payment. However, the Guarantor may not exercise any right of subrogation as to the Purchaser or seek any recovery from the Other Guarantor in respect of payments made hereunder until the Guarantor’s Pro Rata Portion of the Obligations have been satisfied in full. In addition, the Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against the Purchaser that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against the Purchaser, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Purchaser, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Guarantee shall have been paid in full in immediately available funds. If any amount is paid to the Guarantor in violation of either of the immediately preceding two sentences at any time prior to the payment in full to the Company in cash of the Guarantor’s Pro Rata Portion of the Obligations, such amount shall be received and held for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantor’s Pro Rata

Portion of the Obligations in accordance with the terms of the Arrangement Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter existing.

Subject to Section 7, the Company’s remedies against the Guarantor hereunder shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Guarantor and any of its former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates (other than the Purchaser), members, managers, general or limited partners or any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates (other than the Purchaser), members, managers, general or limited partners of the foregoing Persons (collectively, the “Non-Recourse Parties”) in respect of any liabilities or obligations arising under, related to or in connection with, the Arrangement Agreement or the transactions contemplated thereby, including in the event the Purchaser breaches its obligations under the Arrangement Agreement.

3.	Representations, Warranties and Covenants

As of the date hereof, the Guarantor hereby represents, warrants and covenants to the Company as set forth below and acknowledges and agrees that the Company is relying upon such representations, warranties and covenants in connection with the entering into of the Arrangement Agreement:

(a)	the Guarantor is duly organized, validly existing and in good standing under the laws of the Guarantor’s jurisdiction of organization;

(b)	the execution, delivery and performance by the Guarantor of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the charter, partnership agreement, operating agreement or similar organizational documents of the Guarantor or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)	the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee in full, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee in full shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 4 hereof;

(d)	this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms;

(e)	all consents, approvals, authorizations, permits of, filings with and notifications to any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and

(f)

the Guarantor shall promptly notify the Purchaser and the Company in writing of: (a) any notice or other communication received by it, or its affiliates, from any Person alleging that the consent (or waiver, permit, exemption, Order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Guarantee or the transactions contemplated hereby; (b) any notice or other communication received by it or its affiliates from any

Governmental Entity in connection with this Guarantee or the transactions contemplated hereby; or (c) any Proceedings commenced or, to its knowledge, threatened against, the Purchaser relating to this Guarantee or the transactions contemplated hereby.

The Guarantor hereby acknowledges and agrees that:

(a)	it is a Purchaser Party, as such term is defined in the Arrangement Agreement; and

(b)	it shall not institute, and shall cause its affiliates not to institute, any Proceeding asserting that this Guarantee is illegal, invalid or unenforceable, in whole or in part, in accordance with its terms, provided, for the avoidance of doubt, that the Guarantor shall be entitled to assert as a defense to its obligations under this Guarantee that the Obligations are not due under the terms of the Arrangement Agreement or have been paid pursuant to the terms thereof.

4.	Continuing Guarantee

This Guarantee is a continuing guarantee that may not be revoked or terminated by the Guarantor (except as provided herein) and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the indefeasible, unconditional and irrevocable payment and satisfaction in full by the Guarantor of the Guarantor’s Pro Rata Portion of the Obligations or the earlier termination of this Guarantee pursuant to the terms hereof. The Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guarantor’s Pro Rata Portion of the Obligations that has been received by or for the account of the Company is rescinded or must otherwise be returned by the Company. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligation under this Guarantee as of the earliest of (a) the occurrence of the Effective Time; (b) the six-month anniversary of the date of termination of the Arrangement Agreement, unless a claim hereunder has been made prior to such date; or (c) satisfaction in full by the Guarantor of its obligations hereunder. Notwithstanding the foregoing, in the event that the Company, directly or indirectly, or any of its Subsidiaries asserts in any Proceeding that the provisions of Section 5 hereof or this Section 4 are illegal, invalid or unenforceable in whole or in part, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments and (iii) neither the Guarantor nor any of its affiliates shall have any liability to the Company with respect to the transactions contemplated by the Arrangement Agreement or under this Guarantee.

5.	No Recourse

Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any other Non-Recourse Party, through the Purchaser or otherwise, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of the Purchaser against the Guarantor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, in each case in respect of any liabilities or obligations arising under, or in connection with, the Arrangement Agreement or the transactions contemplated thereby, except for its rights to recover from the Guarantor (but not any Non-Recourse Party) under and to the extent provided in this Guarantee or from the Other Guarantor under and to the extent provided in the Other Guarantee, for claims against the Other

Guarantor with respect to the right of the Company to enforce the rights of the Purchaser under the Equity Commitment Letter solely to the extent permitted by and in accordance with the terms of the Equity Commitment Letter and Section 8.4 of the Arrangement Agreement and rights against the Purchaser under the Arrangement Agreement. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries not to institute, any Proceeding or bring any other claim arising under, or in connection with, the Arrangement Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Guarantor or any Non-Recourse Party except claims to recover the Guarantor’s Pro Rata Portion of the Obligations against the Guarantor under this Guarantee (subject to the limitations described herein), claims to recover its Pro Rata Portion (as defined in the Other Guarantee) of the Obligations from the Other Guarantor under the Other Guarantee (subject to the limitations described therein), claims against the relevant parties to the Equity Commitment Letter with respect to the right of the Company to enforce the rights of the relevant parties to the Equity Commitment Letter under the Equity Commitment Letter (unless the Other Guarantor has paid to the Company an amount equal to the JLL Cap Portion (as defined in the Other Guarantee pursuant to the Other Guarantee) solely to the extent permitted by and in accordance with the terms of the Equity Commitment Letter and Section 8.4 of the Arrangement Agreement and claims against the Purchaser under the Arrangement Agreement. Nothing set forth in this Guarantee shall affect or be construed to affect any liability or obligation of the Purchaser to the Company or shall confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.

6.	Expenses of Enforcement

If the Guarantor fails to pay any amounts when due hereunder and, to obtain such payment, the Company commences a suit that results in a judgment against the Guarantor for such amount, the Guarantor shall pay the costs and expenses (including reasonable fees and expenses of legal counsel) incurred by the Company in connection with such suit; provided that if the Guarantor is successful in the defense of such suit, the Company shall pay the costs and expenses (including reasonable fees and expenses of legal counsel) incurred by the Guarantor in connection with such suit.

7.	Other Agreements

For the avoidance of doubt, notwithstanding anything to the contrary that may be expressed or implied herein, nothing expressed or implied in this Guarantee or any document or instrument delivered in connection herewith shall in any way restrict, limit or modify the Other Guarantor’s, “JLL Fund V”, “JLL Rollover” (each as defined in the Equity Commitment Letter) and/or JLL Holdco’s obligations, or the Company’s or Purchaser’s respective rights, under the Equity Commitment Letter, or the Purchaser’s obligations, or the Company’s rights, under the Arrangement Agreement.

8.	Miscellaneous

This Guarantee shall be binding in all respects on the successors of the Guarantor and its permitted assigns and shall enure to the benefit of the Company and its successors and permitted assigns. The Guarantor may not assign its rights, interests or obligations hereunder, except as permitted in this paragraph. The Guarantor may assign all or a portion of its rights, interests or obligations hereunder to any of the Guarantor’s affiliates or any other co-investor; provided that, except to the extent otherwise agreed by the Company, any such assignment shall not relieve the Guarantor of its obligations under this Guarantee.

Any term or provision of this Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, provided, however, that this Guarantee may not be enforced without giving effect to the limit on the liability of the Guarantor described in the first paragraph of Section 1 hereof. No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable.

The parties hereto agree that this Guarantee shall be governed by and construed in accordance with the laws of the laws of the State of New York, United States of America, without regard to conflicts of laws principles thereof.

The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York sitting in New York City and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Guarantee, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Guarantee or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

No amendment or waiver of any provision of this Guarantee shall be effective unless in writing and signed by the Guarantor and the Company. No failure on the part of the Company to exercise, and no failure or delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. All references to “$” herein shall be to dollars of the United States of America.

The parties hereto acknowledge that this Guarantee was drafted jointly by the parties, further to negotiations between the parties hereto. This Guarantee contains the entire agreement of the parties with respect to the matters set forth herein.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered Personally or sent by electronic mail, or as of the following Business Day if sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as shall be specified by any party by notice to the others given in accordance with these provisions):

If to the Guarantor:

c/o DSM Pharmaceutical Products, Inc.

45 Waterview Boulevard

Parsippany, New Jersey 07054

Attention: Hugh C. Welsh

E-Mail: hugh.welsh@dsm.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:	Edward Sonnenschein

Adel Aslani-Far

Shaun Hartley

E-Mail:	ted.sonnenschein@lw.com

adel.aslanifar@lw.com

shaun.hartley@lw.com

If to the Company:

Patheon Inc.

c/o Patheon Pharmaceutical Services Inc.

4721 Emperor Blvd., Suite 200

Durham, NC 27703

Attention:	Michael Lytton
E-Mail:	michael.lytton@patheon.com

with a copy (which shall not constitute notice) to:

Dentons LLP

99 Bank Street, Suite 1420

Ottawa, Ontario K1P 1H4

Attention:	Andrea C. Johnson
E-Mail:	andrea.johnson@dentons.com

with an additional copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay St., Suite 4000

Toronto, Ontario

M5L 1A9

Attention:	Chris Hewat
E-Mail:	chris.hewat@blakes.com

* * * * * * *

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This Guarantee may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Guarantor:

Koninklijke DSM N.V.

/s/ Hugh C. Welsh
By:	Hugh C. Welsh
Title:	President, DSM North America

ACCEPTED AND AGREED as of the date first written above

PATHEON INC.

	/s/ Derek J. Watchorn		/s/ Michael W. Wahl
By:	Derek J. Watchorn	By:	Michael W. Wahl
Title:	Director	Title:	Vice President, Mergers & Acquisitions